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                                                                      EXHIBIT 1B


                        ARTICLES SUPPLEMENTARY TO THE

                         ARTICLES OF INCORPORATION OF

                    MERRILL LYNCH LATIN AMERICA FUND, INC.

        MERRILL LYNCH LATIN AMERICA FUND, INC. (hereinafter called the "Corporation"), a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the City of Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Board of Directors of the Corporation, by unanimous written consent dated August 2, 1991, adopted a resolution in accordance with Section 2-208 of the General Corporation Law of Maryland to classify the capital stock of the Corporation. The capital stock of the Corporation shall be classified into two classes, consisting of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000) and ONE HUNDRED MILLION (100,000,000) shares of Class B Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000).

        Second: The total number of shares of all classes of capital stock of the Corporation, as classified, and the number and par value of the shares of each class, are as follows:

        The total number of shares of capital stock which the Corporation shall have the authority to issue shall consist of TWO HUNDRED MILLION (200,000,000) shares of the par value of Ten Cents ($0.10) per share divided into ONE HUNDRED MILLION (100,000,000) shares of Class A
        Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000) and ONE HUNDRED MILLION (100,000,000) shares of Class B Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par par value of Ten Million Dollars ($10,000,000).

        THIRD: The aforesaid action by the Board of Directors was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

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        The undersigned, President of MERRILL LYNCH LATIN AMERICA FUND, INC.,
who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                        /s/  PHILIP L. KIRSTEIN
                                        -----------------------------------
                                        Philip L. Kirstein
                                        President




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        IN WITNESS WHEREOF, MERRILL LYNCH LATIN AMERICA FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on August 5, 1991.





                                       MERRILL LYNCH LATIN AMERICA FUND, INC.



                                       By: /s/ PHILIP L. KIRSTEIN
                                           ------------------------------------
                                           Philip L. Kirstein
                                           President



Attest:


/s/ MARK B. GOLDFUS
---------------------------------
Mark B. Goldfus
Secretary